Exhibit 99.1

For Immediate Release	Symbol: POT
July 29, 2010
Listed: TSX, NYSE
PotashCorp Reports Second-Quarter Earnings of $1.55 Per Share
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported second-quarter earnings of $1.55 per share1 ($472.0 million), more than double the $0.61 per share ($186.2 million) earned in the same period last year. This result was the second-highest second-quarter total in company history and raised first-half 2010 earnings to $3.02 per share ($921.2 million). Our performance for the quarter reflected the continuing recovery in fertilizer demand and was enhanced by a $69.6 million special dividend (equivalent to approximately $0.17 per share) from our investment in Israel Chemicals Ltd. (ICL) in Israel.
Second-quarter gross margin of $583.6 million, driven largely by potash, was more than triple the $169.1 million earned in the same period last year and raised total gross margin for the first six months to $1.3 billion. Earnings before interest, taxes, depreciation and amortization2 (EBITDA) of $768.9 million and cash flow prior to working capital changes2 of $642.3 million were more than double the $354.4 million and $304.7 million, respectively, generated in the same quarter last year.
Improved earnings from our offshore investments in Arab Potash Company Ltd. (APC) in Jordan and Sociedad Química y Minera de Chile S.A. (SQM) in Chile, together with higher dividend payments from ICL, contributed $158.8 million to other income in the quarter. This compared to $70.2 million in last year’s second quarter, which included a dividend payment from Sinofert Holdings Limited (Sinofert) in China. First-half 2010 contributions to other income from these companies totaled $185.0 million. The market value of our investments in these companies was $7.4 billion as of market close on July 28, 2010, equating to approximately $24 per PotashCorp share.
“The undeniable need for sustainable food production continued to drive fertilizer demand and our performance in the second quarter,” said PotashCorp President and Chief Executive Officer Bill Doyle. “As we have stated in the past, fertilizer applications can be deferred, but cannot be ignored. With growing demand for food and supportive crop economics, farmers have been motivated to begin addressing nutrient deficiencies in their soils. We believe this has established a strong foundation for improved fertilization practices and for the growth of our company.”
Market Conditions
While concerns about the debt levels of certain European nations and the pace of global economic recovery weighed heavily on financial markets during most of the second quarter of 2010, the fundamentals for fertilizer were strengthening. Demand for food continued to rise and grain inventories were expected to tighten, creating an environment that supported the ongoing rebound in fertilizer demand and operating rates.
In North America, domestic potash producers shipped 1.5 million tonnes in the second quarter, more than double the same period last year but below historical average levels as buyers worked through record first-quarter shipments to ensure inventory levels were largely depleted when the spring planting season ended. First-half domestic shipments of 4.5 million tonnes approached the five-year average (first half, 2004-2008) of 4.9 million tonnes,
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3  PHONE (306) 933-8520  FAX (306) 933-8844

reflecting the return to more normal fertilizer applications. Offshore buyers bought 2.3 million tonnes from North American producers in the second quarter, more than five times the 0.4 million tonnes shipped in the same period last year and near the five-year average (second quarter, 2004-2008) of 2.5 million tonnes. China continued to take shipments under quarterly and annual contracts but at reduced levels, primarily because of severe weather issues that impeded planting and fertilizer applications in certain growing regions. Purchases in India and other Asian countries3 remained strong while Latin American demand accelerated late in the quarter in advance of its typically strong third quarter. Despite the improvement in demand, without the global restocking that has been seen in certain mineral and metal commodities the pattern of just-in-time purchasing did not provide consistent engagement supportive of upward pricing momentum.
Domestic shipments of solid phosphate fertilizer from US producers totaled 1.2 million tonnes, up slightly from last year’s second quarter. Although US producers have committed large volumes to offshore markets, primarily India, this was only partially reflected in second-quarter shipments, leaving offshore volumes 23 percent below the same period last year. Still, robust demand and tight inventories helped support pricing through most of the quarter and limited the seasonal weakness that historically follows North American spring planting. In nitrogen, second-quarter ammonia and urea domestic shipments increased 13 percent and 30 percent, respectively, reflecting improved industrial demand and strong spring applications driven by excellent early-season US planting conditions and the need to address nutrient requirements after a shortened fall application window in 2009. Nitrogen prices remained strong for most of the second quarter before typical seasonal softening towards the end of June.
Potash
Significantly improved sales volumes in second-quarter 2010 — 1.9 million tonnes compared to 0.4 million in 2009 — generated potash gross margin of $396.6 million, nearly four times the $106.2 million earned in the same period last year. This result raised the first-half gross margin to $913.0 million on sales volumes of 4.4 million tonnes.
Second-quarter North American sales volumes of 0.6 million tonnes were nearly triple the same period last year but, as anticipated, were below historical average levels following record first-quarter shipments. Offshore sales volumes reached 1.3 million tonnes, with improved demand in all major markets. Canpotex Limited, the offshore marketing company for Saskatchewan potash producers, shipped more than two-thirds of its product to India (20 percent) and other Asian countries (47 percent) to meet their strong demand, while Latin America (18 percent) increased purchasing late in the quarter and China (8 percent) purchased small quantities under an extension to its previous quarterly contract.
Our realized potash price for the second quarter was $309 per tonne, a 35 percent decline from the same period last year as new pricing was established in all major markets following the global economic downturn. The average realized price was slightly below first-quarter 2010 levels as sales volumes were more heavily weighted to lower-netback offshore markets.
Potash operating rates improved in the second quarter in response to increased sales. We produced 2.2 million tonnes and took only 4.6 shutdown weeks, compared to 0.6 million tonnes of production and 49.7 shutdown weeks in the same quarter last year. Our per-tonne cost of goods sold was significantly lower than in the same quarter of 2009 as a result of fixed costs being allocated over more tonnes and lower prices reducing potash royalties. The benefit was partially offset by the translation of Canadian dollar production costs due to a weaker US dollar quarter over quarter.

Phosphate
Our diversified product mix helped generate gross margin of $62.0 million in the second quarter of 2010, more than triple the $19.0 million earned in the same quarter last year. Animal feed supplements ($19.2 million), liquid fertilizers ($17.4 million) and industrial products ($15.7 million) were the largest gross margin contributors, while solid fertilizers added $5.3 million. In first-half 2010, our phosphate business generated $128.1 million in gross margin. In the second quarter, it incurred charges associated with increased asset retirement obligations and asset writedowns of $15.6 million (equivalent to approximately $0.04 per share).
Although second-quarter sales volumes of 0.7 million tonnes were flat compared to the same period last year, our total of 1.6 million tonnes for the first six months remained ahead of the 1.3 million tonnes sold in the first half of 2009. Average realized phosphate prices for the second quarter reached $458 per tonne, up 13 percent from the same quarter last year. Prices for liquid and solid fertilizers were up 51 percent and 55 percent, respectively, from second-quarter 2009, driven primarily by tightening fundamentals due mainly to improved customer demand. Feed and industrial prices were down 10 percent and 18 percent, respectively, on a quarter-over-quarter basis, reflecting the time lag in pricing for these segments. These products are typically sold on a contract basis (including cost-plus or market-index provisions for some industrial customers), therefore 2009 prices did not reflect the significant price reductions that impacted solid and liquid fertilizers.
Improved operating rates were the primary driver for reduced phosphate cost of goods sold on a per-tonne basis for the second quarter of 2010 compared to the same period last year.
Nitrogen
Higher prices helped raise second-quarter nitrogen gross margin to $125.0 million, nearly triple the $43.9 million generated in the same period last year. Our Trinidad operation, which benefits from long-term, lower-cost natural gas contracts, generated $68.5 million in gross margin during the quarter, while our US operations contributed $56.5 million. This result raised first-half nitrogen gross margin to $257.6 million.
Nitrogen sales volumes of 1.3 million tonnes during the second quarter improved slightly from the 1.2 million tonnes sold during the same period last year and brought our six-month total to 2.6 million tonnes. Stronger demand for all nitrogen products resulted in a 20 percent improvement in average realized prices compared to the same quarter of 2009. Ammonia prices increased approximately 39 percent, reflecting improved agricultural and industrial demand. Second-quarter prices were higher for urea (10 percent) and nitrogen solutions/nitric acid/ammonia nitrate (14 percent) than in the same period last year due to strong agricultural demand and increased sales volumes to higher-netback domestic markets.
Our total average natural gas cost included in production, including our hedge, for the second quarter was $4.77 per MMBtu, an increase of 27 percent over the same period last year. Our Trinidad gas cost moved higher in response to improved Tampa ammonia prices — the benchmark to which our Trinidad gas costs are primarily indexed — while US gas prices increased on improving industrial demand.
Financial
Provincial mining and other taxes for second-quarter 2010 totaled $17.2 million. This compared to a recovery of $18.1 million in the same period last year — a quarter that included an adjustment to provincial mining tax accruals made earlier in 2009. While several discrete income tax charges (including charges related to prior-year liabilities totaling $16.8 million, equivalent to $0.05 per share) impacted income tax expense for the quarter, discrete charges were lower than in the same period last year. This was offset by improved earnings and a higher estimated annual effective tax rate on ordinary earnings in 2010, which increased second-quarter income tax expense to $174.3 million from $71.6 million during the same period last year.

Capital expenditures on property, plant and equipment totaled $436.5 million in the second quarter, the majority of which related to our ongoing potash expansion projects.
Outlook
While the powerful long-term drivers of the fertilizer business — population growth and economic expansion in developing nations that are creating demand for more and better food — changed little as a result of the global downturn, the catalysts expected to fuel near-term demand appear to be accelerating. Strong grain consumption continues to tighten global supplies, despite consecutive record harvests in many key growing regions in recent years that have drawn down soil nutrient levels. With weather-related crop production concerns in many growing regions, including Canada, Europe and the former Soviet Union, the world is starting to focus once again on agriculture. As a result, prices for crop commodities are strengthening — returns for key crops such as corn are projected to be the second highest on record — providing farmers with greater motivation to maximize yields. This is creating a platform for growth for the fertilizer sector — and particularly potash, where nutrient imbalances are most pronounced.
With first-half potash demand estimated between 25 and 27 million tonnes, the recovery in demand continues to be aligned with our expectation that global shipments in 2010 will be approximately 50 million tonnes. Fertilizer buyers have re-engaged and consumption in most major potash markets — the primary exception being China — is forecast to return to levels near those prior to the global economic downturn. India is expected to approach record demand in 2010 as a result of forecast normal monsoon rains and the need to increase yields to stem rising food price inflation. We expect demand from other Asian countries to also remain strong for the remainder of the year due to supportive grower economics and the need to satisfy potassium-intensive crops such as oil palm. Higher soybean prices have improved farmer returns in Latin America and, with significant fertilizer requirements to feed their nutrient-deficient soils, we expect demand to increase in the third quarter, their key purchasing season. In North America, we believe a number of factors will encourage strong second-half demand, including supportive crop commodity prices, an anticipated early harvest providing an extended window for fall fertilizer applications and limited distributor inventories. With scheduled summer maintenance shutdowns expected to result in lower operating rates, we anticipate that potash supply — and producer inventories — will tighten in the third quarter.
The return to a 50-million-tonne global potash market reflects more normal consumption patterns in most major markets — and is being achieved despite limited shipments to China and without a demonstrated commitment to restocking the global supply chain.
While China has been the slowest market to return, several factors give us confidence in the future growth of demand in that country. Increasing pressure on its grain and oilseed inventories is leading to rising soybean imports and the first meaningful corn imports since 1996. Corn reserves — already under pressure from a production shortfall in 2009 — are reportedly under additional stress this growing season because of adverse weather conditions and nutrient deficiencies. This is leading to higher domestic commodity prices that are well above global averages and, we believe, will provide incentive for farmers to improve production. At the same time, the Chinese government is investing significantly in agricultural support and education. We expect China may need to supplement its potash supply with additional imports in 2010 and, more significantly, that 2011 consumption will rebound to pre-downturn levels.
With the expectation of full engagement from all key markets, we anticipate that demand will be approximately 55 million tonnes in 2011, closer to the historical trend-line level. While this would be a significant rebound, it would not address the need to restock the global distribution chain. In an industry that we believe will have an estimated operational capability of approximately 60 million tonnes in 2011, this is expected to result in significantly tighter supply/demand fundamentals (operating rates above 90 percent of capability) and the potential for margin improvement.
We estimate our 2010 potash segment gross margin will be $1.4-$1.7 billion and total shipments within the range of 7.5-7.8 million tonnes. In phosphate, limited producer inventories, strong demand and the expectation of lower input costs for sulfur are anticipated to create strong margins for the balance of the year, while nitrogen gross margin is expected to be supported by strong demand, higher natural gas costs in key exporting regions and tight inventories. We anticipate phosphate and nitrogen to generate combined total gross margin of $600-$800 million for the full year. Other income for 2010 is now forecast to be $250-$300 million and our effective tax rate for the second half to approximate 25 percent.
Given these factors, PotashCorp forecasts 2010 net income per share to be in the range of $5.00-$5.50, including third-quarter earnings of $0.80-$1.20 per share.
Conclusion
“With the worst of the global recession behind us, the inevitable need for increased food production and proper fertilizer use is being re-established,” said Doyle. “The demand for food has tightened global grain supplies, increasing the importance of addressing nutrient deficiencies in the soil. This is expected to strengthen demand for all nutrients, especially potash, in the near and long term. We believe this increased demand gives us the opportunity to demonstrate our unmatched ability to meet the needs of our customers and deliver value to our shareholders.”
Notes
1.  All references to per-share amounts pertain to diluted net income per share.
2.  See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations.”
3.  “Other Asian countries” exclude China and India.
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.
This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2009 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information please contact:

Investors	Media
Denita Stann	Bill Johnson
Senior Director, Investor Relations	Director, Public Affairs
Phone: (847) 849-4277	Phone: (306) 933-8849
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Web Site: www.potashcorp.com
PotashCorp will host a conference call on Thursday, July 29, 2010 at 1:00 pm Eastern Time.
To join the call, dial (412) 317-0787 at least 10 minutes prior to the start time.
No reservation ID is required.
Alternatively, visit www.potashcorp.com for a live webcast of the conference call.
Webcast participants can submit questions to management online from their audio player pop-up window.
This news release is also available on the company’s website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	June 30,	December 31,
	2010	2009(1)

Assets
Current assets
Cash and cash equivalents	$366.7	$385.4
Receivables (Note 2)	787.4	1,137.9
Inventories	661.9	623.5
Prepaid expenses and other current assets	151.2	124.9

	1,967.2	2,271.7

Property, plant and equipment	7,139.8	6,413.3
Investments	3,481.3	3,760.3
Other assets	359.2	359.9
Intangible assets	19.3	20.0
Goodwill	97.0	97.0

	$13,063.8	$12,922.2

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$996.3	$728.8
Payables and accrued charges	959.4	796.8
Current portion of derivative instrument liabilities	79.4	51.8

	2,035.1	1,577.4

Long-term debt (Note 3)	2,720.6	3,319.3
Derivative instrument liabilities	165.2	123.2
Future income tax liability	1,009.1	962.4
Accrued pension and other post-retirement benefits	289.5	280.8
Accrued environmental costs and asset retirement obligations	269.9	215.1
Other non-current liabilities and deferred credits	5.1	4.2

	6,494.5	6,482.4

Shareholders’ Equity
Share capital	1,449.4	1,430.3
Unlimited authorization of common shares without par value; issued and outstanding 296,581,476 and 295,975,550 at June 30, 2010 and December 31, 2009, respectively
Contributed surplus	164.1	149.5
Accumulated other comprehensive income	882.7	1,648.8
Retained earnings	4,073.1	3,211.2

	6,569.3	6,439.8

	$13,063.8	$12,922.2

(1) Corrected as described in Note 10.
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009(1)	2010	2009(1)

Sales (Note 4)	$1,437.8	$856.0	$3,151.4	$1,778.5
Less: Freight	64.1	38.9	169.3	76.5
Transportation and distribution	35.0	37.7	84.9	64.7
Cost of goods sold	755.1	610.3	1,598.5	1,240.1

Gross Margin	583.6	169.1	1,298.7	397.2

Selling and administrative	45.0	53.4	94.5	96.8
Provincial mining and other taxes	17.2	(18.1)	39.7	14.9
Foreign exchange (gain) loss	(0.3)	37.9	8.9	7.7
Other income (Note 6)	(147.3)	(188.4)	(175.5)	(223.4)

	(85.4)	(115.2)	(32.4)	(104.0)

Operating Income	669.0	284.3	1,331.1	501.2
Interest Expense (Note 7)	22.7	26.5	53.2	49.7

Income Before Income Taxes	646.3	257.8	1,277.9	451.5
Income Taxes (Note 8)	174.3	71.6	356.7	(42.1)

Net Income	$472.0	$186.2	921.2	493.6

Retained Earnings, Beginning of Period			3,211.2	2,348.5
Dividends			(59.3)	(59.2)

Retained Earnings, End of Period			$4,073.1	$2,782.9

Net Income Per Share (Note 9)
Basic	$1.59	$0.63	$3.11	$1.67
Diluted	$1.55	$0.61	$3.02	$1.63

Dividends Per Share	$0.10	$0.10	$0.20	$0.20

(1) Corrected as described in Note 10.
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009(1)	2010	2009(1)

Operating Activities
Net income	$472.0	$186.2	$921.2	$493.6

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	99.9	70.1	201.0	144.1
Stock-based compensation	16.3	20.1	18.6	22.6
Loss (gain) on disposal of property, plant and equipment and long-term investments	3.3	(114.4)	3.3	(113.9)
Foreign exchange on future income tax and miscellaneous items	-	11.7	2.1	(2.1)
Provision for (recovery of) future income tax	23.7	40.8	60.8	(76.3)
Undistributed earnings of equity investees	(1.3)	69.1	(27.5)	31.2
Derivative instruments	10.2	3.5	13.5	(41.8)
Other long-term liabilities	18.2	17.6	37.2	30.2

Subtotal of adjustments	170.3	118.5	309.0	(6.0)

Changes in non-cash operating working capital
Receivables	264.5	54.5	349.4	191.9
Inventories	(72.0)	0.5	(29.7)	61.1
Prepaid expenses and other current assets	(22.7)	(26.8)	(31.9)	(53.6)
Payables and accrued charges	94.7	(396.6)	177.3	(652.0)

Subtotal of changes in non-cash operating working capital	264.5	(368.4)	465.1	(452.6)

Cash provided by (used in) operating activities	906.8	(63.7)	1,695.3	35.0

Investing Activities
Additions to property, plant and equipment	(436.5)	(399.6)	(889.5)	(765.7)
Purchase of long-term investments	-	-	(422.3)	-
Proceeds from disposal of property, plant and equipment	0.2	15.5	0.3	15.8
Proceeds from disposal of auction rate securities	-	132.5	-	132.5
Other assets and intangible assets	(10.1)	0.7	(25.5)	(10.5)

Cash used in investing activities	(446.4)	(250.9)	(1,337.0)	(627.9)

Cash before financing activities	460.4	(314.6)	358.3	(592.9)

Financing Activities
Proceeds from long-term debt obligations	-	1,795.0	400.0	2,555.0
Repayment of and finance costs on long-term debt obligations	(250.4)	(1,538.8)	(400.4)	(2,229.2)
(Repayment of) proceeds from short-term debt obligations	(117.6)	196.4	(332.4)	411.5
Dividends	(29.5)	(29.0)	(59.2)	(58.7)
Issuance of common shares	5.0	7.2	15.0	8.8

Cash (used in) provided by financing activities	(392.5)	430.8	(377.0)	687.4

Increase (Decrease) in Cash and Cash Equivalents	67.9	116.2	(18.7)	94.5
Cash and Cash Equivalents, Beginning of Period	298.8	255.1	385.4	276.8

Cash and Cash Equivalents, End of Period	$366.7	$371.3	$366.7	$371.3

Cash and cash equivalents comprised of:
Cash	$55.1	$56.1	$55.1	$56.1
Short-term investments	311.6	315.2	311.6	315.2

	$366.7	$371.3	$366.7	$371.3

Supplemental cash flow disclosure
Interest paid	$35.8	$30.5	$53.7	$46.0
Income taxes (recovered) paid	$(161.8)	$589.0	$(140.3)	$736.2

(1) Corrected as described in Note 10.
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Comprehensive (Loss) Income
(in millions of US dollars)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(Net of related income taxes)	2010	2009(1)	2010	2009(1)

Net Income	$472.0	$186.2	$921.2	$493.6

Other comprehensive (loss) income
Net (decrease) increase in unrealized gains on available-for-sale
securities (2)	(848.1)	363.9	(722.0)	437.6
Net (losses) gains on derivatives designated as cash flow hedges (3)	(10.7)	16.4	(63.9)	(28.8)
Reclassification to income of net losses on cash flow hedges (4)	14.6	16.8	23.6	25.4
Unrealized foreign exchange (losses) gains on translation of
self-sustaining foreign operations	(0.2)	7.4	(1.4)	7.3
Share of other comprehensive loss of equity investees	(2.4)	-	(2.4)	-

Other Comprehensive (Loss) Income	(846.8)	404.5	(766.1)	441.5

Comprehensive (Loss) Income	$(374.8)	$590.7	$155.1	$935.1

(1) Corrected as described in Note 10.
(2) Available-for-sale securities are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited and investments in auction rate securities. The amounts are net of income taxes of $NIL (2009 — $(0.3)) for the three months ended June 30, 2010 and $NIL (2009 — $26.5) for the six months ended June 30, 2010.
(3) Cash flow hedges are comprised of natural gas derivative instruments, and are net of income taxes of $(6.5) (2009 — $10.0) for the three months ended June 30, 2010 and $(38.7) (2009 — $(17.5)) for the six months ended June 30, 2010.
(4) Net of income taxes of $8.8 (2009 — $10.1) for the three months ended June 30, 2010 and $14.3 (2009 — $15.4) for the six months ended June 30, 2010.
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Accumulated Other Comprehensive Income
(in millions of US dollars)
(unaudited)

	June 30,	December 31,
(Net of related income taxes)	2010	2009(1)

Unrealized gains on available-for-sale securities (2)	$1,028.4	$1,750.4
Net unrealized losses on derivatives designated as cash flow hedges (3)	(151.7)	(111.4)
Unrealized foreign exchange gains on self-sustaining foreign operations (4)	8.4	9.8
Share of other comprehensive loss of equity investees (5)	(2.4)	-

Accumulated other comprehensive income	882.7	1,648.8
Retained earnings	4,073.1	3,211.2

Accumulated Other Comprehensive Income and Retained Earnings	$4,955.8	$4,860.0

(1) Corrected as described in Note 10.
(2) $1,178.8 before income taxes (2009 — $1,900.8).
(3) $(242.3) before income taxes (2009 — $(177.6)).
(4) $8.4 before income taxes (2009 — $9.8).
(5) $(2.4) before income taxes (2009 — $NIL).
(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2010
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.     Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the 2009 annual consolidated financial statements.
These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2009 annual consolidated financial statements. In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
2.     Receivables

	June 30,	December 31,
	2010	2009

Trade accounts — Canpotex Limited	$212.3	$164.3
— Other	362.4	264.4
Less allowance for doubtful accounts	(8.3)	(8.4)

	566.4	420.3
Margin deposits on derivative instruments	155.0	108.9
Income taxes receivable	17.8	287.4
Provincial mining and other taxes receivable	-	234.6
Other non-trade accounts	48.2	86.7

	$787.4	$1,137.9

3.     Long-Term Debt
During the three months ended June 30, 2010, the company made repayments of $250.0 under its long-term credit facilities. During the six months ended June 30, 2010, the company received proceeds from its long-term credit facilities of $400.0, and made repayments of $400.0 under these facilities.
At June 30, 2010, the company classified the $600.0 aggregate principal amount of 7.750 percent senior notes due May 31, 2011 as current.
4.     Segment Information
The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended June 30, 2010
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$641.0	$363.5	$433.3	$-	$1,437.8
Freight	35.5	19.0	9.6	-	64.1
Transportation and distribution	15.9	8.0	11.1	-	35.0
Net sales — third party	589.6	336.5	412.6	-
Cost of goods sold	193.0	274.5	287.6	-	755.1
Gross margin	396.6	62.0	125.0	-	583.6
Depreciation and amortization	28.1	45.5	24.3	2.0	99.9
Inter-segment sales	-	-	27.7	-	-

	Three Months Ended June 30, 2009
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$210.7	$324.7	$320.6	$-	$856.0
Freight	10.6	15.8	12.5	-	38.9
Transportation and distribution	11.6	12.5	13.6	-	37.7
Net sales — third party	188.5	296.4	294.5	-
Cost of goods sold	82.3	277.4	250.6	-	610.3
Gross margin	106.2	19.0	43.9	-	169.1
Depreciation and amortization	5.9	37.9	23.9	2.4	70.1
Inter-segment sales	-	-	15.0	-	-

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2010
(in millions of US dollars except share and per-share amounts)
(unaudited)
4.      Segment Information (continued)

	Six Months Ended June 30, 2010
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$1,533.2	$764.8	$853.4	$-	$3,151.4
Freight	102.8	44.6	21.9	-	169.3
Transportation and distribution	44.5	17.8	22.6	-	84.9
Net sales — third party	1,385.9	702.4	808.9	-
Cost of goods sold	472.9	574.3	551.3	-	1,598.5
Gross margin	913.0	128.1	257.6	-	1,298.7
Depreciation and amortization	57.6	90.4	49.0	4.0	201.0
Inter-segment sales	-	-	53.5	-	-

	Six Months Ended June 30, 2009
	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$479.9	$654.6	$644.0	$-	$1,778.5
Freight	17.3	34.0	25.2	-	76.5
Transportation and distribution	15.2	20.9	28.6	-	64.7
Net sales — third party	447.4	599.7	590.2	-
Cost of goods sold	174.6	573.4	492.1	-	1,240.1
Gross margin	272.8	26.3	98.1	-	397.2
Depreciation and amortization	13.4	76.9	49.2	4.6	144.1
Inter-segment sales	-	-	20.8	-	-
5.     Stock-Based Compensation
On May 6, 2010, the company’s shareholders approved the 2010 Performance Option Plan under which the company may, after February 19, 2010 and before January 1, 2011, issue options to acquire up to 1,000,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of the grant, and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of June 30, 2010, options to purchase a total of 444,700 common shares have been granted under the plan. The weighted average fair value of options granted was $47.88 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Expected dividend	$0.40
Expected volatility	50%
Risk-free interest rate	2.61%
Expected life of options	5.9 years
6.     Other Income

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Share of earnings of equity investees	$44.4	$29.8	$70.6	$67.7
Dividend income	114.4	40.4	114.4	40.4
Gain on disposal of auction rate securities	-	115.3	-	115.3
Other	(11.5)	2.9	(9.5)	-

	$147.3	$188.4	$175.5	$223.4

7.     Interest Expense

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Interest expense on
Short-term debt	$1.8	$9.4	$3.9	$13.7
Long-term debt	52.0	40.1	105.6	73.8
Interest capitalized to property, plant and equipment	(30.3)	(17.2)	(51.0)	(30.0)
Interest income	(0.8)	(5.8)	(5.3)	(7.8)

	$22.7	$26.5	$53.2	$49.7

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2010
(in millions of US dollars except share and per-share amounts)
(unaudited)
8.     Income Taxes
For the three months ended June 30, 2010, the company’s income tax expense was $174.3. This compared to an expense of $71.6 for the same period last year. For the six months ended June 30, 2010, the company’s income tax expense was $356.7 (2009 — recovery of $42.1). The actual effective tax rate, including discrete items, for the three and six months ended June 30, 2010 was 27 percent and 28 percent, respectively, compared to 28 percent and negative 9 percent for the three and six months ended June 30, 2009.
The income tax expense for the six months ended June 30, 2010 included the following discrete items:
•	To adjust the 2009 income tax provision to the income tax returns filed, a current income tax expense of $18.2 was recorded during the first quarter along with a current income tax expense of $19.7 and a future income tax recovery of $11.2 during the second quarter.

•	A future income tax expense of $6.3 as a result of US legislative changes to Medicare Part D adopted during the first quarter.

•	A current income tax expense of $8.2 for international tax issues pertaining to transfer pricing during the second quarter.

•	A future income tax recovery of $4.1 related to a second-quarter functional currency tax election by a subsidiary company for Canadian income tax purposes.
The income tax recovery for the six months ended June 30, 2009 included the following discrete items:
•	A future income tax recovery of $119.2 for a tax rate reduction resulting from an internal restructuring during the first quarter.

•	A current income tax recovery of $47.6 recorded in the first quarter that related to an increase in permanent deductions in the US from prior years, which had a positive impact on cash.

•	A future income tax expense of $24.4 related to a second-quarter functional currency tax election by the parent company for Canadian income tax purposes.

•	The benefit of a lower proportion of consolidated income earned in the higher-tax jurisdictions.
9.     Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended June 30, 2010 of 296,376,000 (2009 — 295,443,000). Basic net income per share for the six months ended June 30, 2010 is calculated based on the weighted average shares issued and outstanding for the period of 296,248,000 (2009 — 295,338,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation is based on the number of shares that would be issuable based on period-to-date (rather than anticipated) performance, if the effect is dilutive. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended June 30, 2010 was 304,462,000 (2009 — 304,066,000) and for the six months ended June 30, 2010 was 304,595,000 (2009 — 303,736,000).
10.     Comparative Figures
During the quarter ended March 31, 2010, prior period non-cash errors were identified pertaining to the computation of asset retirement obligations for the phosphate segment, specifically relating to mine reclamation costs. The adjustments are not material to the periods to which they relate. However, as correcting the errors in the first quarter would have materially distorted net income for the first quarter, the company has corrected them by revising the impacted balances in the relevant periods, with an adjustment to the opening balance recorded to retained earnings in the first period presented. The impact on the comparative figures presented in the company’s condensed consolidated statements was as follows:
•	statements of financial position at December 31, 2009: increase liability for asset retirement obligations by $97.8 (of which $17.5 was included in payables and accrued charges), reduce future income tax liability by $36.9, reduce retained earnings by $60.9

•	statements of accumulated other comprehensive income and retained earnings at December 31, 2009: reduce retained earnings by $60.9

•	statements of operations and retained earnings for the three months ended June 30, 2009: increase cost of goods sold by $1.5, reduce income tax expense by $0.6; there was no impact on basic earnings per share while diluted earnings per share was reduced $0.01

•	statements of operations and retained earnings for the six months ended June 30, 2009: increase cost of goods sold by $3.0, increase income tax recovery by $1.2, reduce opening retained earnings by $53.8; there was no impact on diluted earnings per share while basic earnings per share was reduced $0.01

•	statements of cash flow for the three months ended June 30, 2009: reduce net income by $0.9, increase adjustments to reconcile net income to cash provided by operating activities through reduction in provision for future income tax of $0.6 and increase in other long-term liabilities of $1.5; there was no net impact on cash flow for the period

•	statements of cash flow for the six months ended June 30, 2009: reduce net income by $1.8, increase adjustments to reconcile net income to cash provided by operating activities through increase in recovery of future income tax of $1.2 and increase in other long-term liabilities of $3.0; there was no net impact on cash flow for the period

•	statements of comprehensive (loss) income for the three and six months ended June 30, 2009: reduce net income and comprehensive (loss) income by $0.9 and $1.8, respectively.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Potash Operating Data
Production (KCl Tonnes — thousands)	2,232	626	4,187	1,666
Shutdown weeks	4.6	49.7	18.0	88.6
Sales (tonnes — thousands)
Manufactured Product
North America	575	200	1,841	333
Offshore	1,329	194	2,527	535

Manufactured Product	1,904	394	4,368	868

Potash Net Sales
(US $ millions)
Sales	$641.0	$210.7	$1,533.2	$479.9
Less: Freight	35.5	10.6	102.8	17.3
Transportation and distribution	15.9	11.6	44.5	15.2

Net Sales	$589.6	$188.5	$1,385.9	$447.4

Manufactured Product
North America	$212.5	$115.1	$662.3	$200.5
Offshore	375.3	71.2	717.2	239.2
Other miscellaneous and purchased product	1.8	2.2	6.4	7.7

Net Sales	$589.6	$188.5	$1,385.9	$447.4

Potash Average Price per MT
North America	$369.82	$576.29	$359.76	$601.75
Offshore	$282.20	$366.70	$283.75	$447.19

Manufactured Product	$308.64	$473.05	$315.80	$506.54

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	491	377	939	613
P2O5 Operating Rate	83%	70%	79%	57%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	219	177	467	273
Fertilizer — Solid phosphates	215	273	508	543
Feed	146	139	313	253
Industrial	139	134	291	250

Manufactured Product	719	723	1,579	1,319

Phosphate Net Sales
(US $ millions)
Sales	$363.5	$324.7	$764.8	$654.6
Less: Freight	19.0	15.8	44.6	34.0
Transportation and distribution	8.0	12.5	17.8	20.9

Net Sales	$336.5	$296.4	$702.4	$599.7

Manufactured Product
Fertilizer — Liquid phosphates	$81.6	$43.6	$162.9	$87.7
Fertilizer — Solid phosphates	98.0	80.3	223.4	172.9
Feed	67.9	72.2	139.1	140.7
Industrial	82.1	96.2	164.1	190.8
Other miscellaneous and purchased product	6.9	4.1	12.9	7.6

Net Sales	$336.5	$296.4	$702.4	$599.7

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$371.82	$246.54	$348.50	$320.94
Fertilizer — Solid phosphates	$456.16	$294.11	$440.09	$318.29
Feed	$464.21	$517.47	$443.96	$556.03
Industrial	$591.29	$717.46	$564.54	$763.81

Manufactured Product	$458.15	$403.96	$436.65	$448.79

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Nitrogen Operating Data
Production (N Tonnes — thousands)	713	632	1,451	1,280
Average Natural Gas Production Cost per MMBtu	$4.77	$3.77	$4.84	$3.70
Sales (tonnes — thousands)
Manufactured Product
Ammonia	461	450	891	929
Urea	324	330	668	725
Nitrogen solutions/Nitric acid/Ammonium nitrate	532	418	1,080	804

Manufactured Product	1,317	1,198	2,639	2,458

Fertilizer sales tonnes	527	474	1,025	1,054
Industrial/Feed sales tonnes	790	724	1,614	1,404

Manufactured Product	1,317	1,198	2,639	2,458

Nitrogen Net Sales
(US $ millions)
Sales	$433.3	$320.6	$853.4	$644.0
Less: Freight	9.6	12.5	21.9	25.2
Transportation and distribution	11.1	13.6	22.6	28.6

Net Sales	$412.6	$294.5	$808.9	$590.2

Manufactured Product
Ammonia	$177.0	$123.9	$324.4	$214.8
Urea	100.6	92.9	221.4	214.5
Nitrogen solutions/Nitric acid/Ammonium nitrate	100.9	69.2	199.5	142.2
Other miscellaneous and purchased product	34.1	8.5	63.6	18.7

Net Sales	$412.6	$294.5	$808.9	$590.2

Fertilizer net sales	$148.9	$122.0	$278.1	$266.2
Industrial/Feed net sales	229.6	164.0	467.2	305.3
Other miscellaneous and purchased product	34.1	8.5	63.6	18.7

Net Sales	$412.6	$294.5	$808.9	$590.2

Nitrogen Average Price per MT
Ammonia	$383.47	$275.07	$364.11	$231.10
Urea	$310.37	$281.30	$331.43	$295.89
Nitrogen solutions/Nitric acid/Ammonium nitrate	$189.60	$165.64	$184.68	$177.01

Manufactured Product	$287.22	$238.67	$282.40	$232.53

Fertilizer average price per MT	$282.50	$257.40	$271.28	$252.62
Industrial/Feed average price per MT	$290.36	$226.41	$289.47	$217.45

Manufactured Product	$287.22	$238.67	$282.40	$232.53

Exchange Rate (Cdn$/US$)

	2010	2009

December 31		1.0466
June 30	1.0606	1.1625
Second-quarter average conversion rate	1.0227	1.2131

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars except percentage amounts)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. Management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.     EBITDA, ADJUSTED EBITDA, AND EBITDA MARGIN
Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009(1)	2010	2009(1)

Net income	$472.0	$186.2	$921.2	$493.6
Income taxes	174.3	71.6	356.7	(42.1)
Interest expense	22.7	26.5	53.2	49.7
Depreciation and amortization	99.9	70.1	201.0	144.1

EBITDA	768.9	354.4	1,532.1	645.3
Gain on disposal of auction rate securities	-	(115.3)	-	(115.3)

Adjusted EBITDA	$768.9	$239.1	$1,532.1	$530.0

(1) Certain of the prior periods’ figures have been corrected as described in Note 10.
EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, certain gains and losses on disposal of assets, and impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business, or the non-cash charges associated with impairments and certain gains and losses on disposal of assets. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Sales	$1,437.8	$856.0	$3,151.4	$1,778.5
Freight	(64.1)	(38.9)	(169.3)	(76.5)
Transportation and distribution	(35.0)	(37.7)	(84.9)	(64.7)

Net sales	$1,338.7	$779.4	$2,897.2	$1,637.3

Net income as a percentage of sales	32.8%	21.8%	29.2%	27.8%
EBITDA margin	57.4%	45.5%	52.9%	39.4%
EBITDA margin is calculated as EBITDA divided by net sales (sales less freight and transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using EBITDA as compared to net income, EBITDA margin as compared to net income as a percentage of sales is also limited in that freight and transportation and distribution costs are incurred and valued independently of sales. Management evaluates these expenses individually on the consolidated statements of operations.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.     CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Cash flow prior to working capital changes (1)	$642.3	$304.7	$1,230.2	$487.6

Changes in non-cash operating working capital
Receivables	264.5	54.5	349.4	191.9
Inventories	(72.0)	0.5	(29.7)	61.1
Prepaid expenses and other current assets	(22.7)	(26.8)	(31.9)	(53.6)
Payables and accrued charges	94.7	(396.6)	177.3	(652.0)

Changes in non-cash operating working capital	264.5	(368.4)	465.1	(452.6)

Cash provided by operating activities	$906.8	$(63.7)	$1,695.3	$35.0
Additions to property, plant and equipment	(436.5)	(399.6)	(889.5)	(765.7)
Other assets and intangible assets	(10.1)	0.7	(25.5)	(10.5)
Changes in non-cash operating working capital	(264.5)	368.4	(465.1)	452.6

Free cash flow (2)	$195.7	$(94.2)	$315.2	$(288.6)

(1) The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.
(2) The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.